EXHIBIT 99.1

January 11, 2008

Investor Contact: Stephen C. Hathaway Chief Financial Officer 608.824.2800 shathaway@tomotherapy.com

Media Contact: Kevin O’Malley Communications Manager 608.824.3384 komalley@tomotherapy.com
FOR IMMEDIATE RELEASE
TomoTherapy Appoints John Greisch to Its Board of Directors
MADISON, Wis. – January 11, 2008 – TomoTherapy Incorporated (NASDAQ: TOMO), maker of the TomoTherapy® Hi ·Art® treatment system for advanced radiation therapy, announced today the appointment of John J. Greisch, 52, to its board of directors, effective January 31, 2008. Greisch brings 30 years of corporate finance and operational leadership experience to the TomoTherapy board. He currently serves as corporate vice president and president, international, for Baxter International Inc.
Greisch will replace, Michael J. Cudahy, 83, founder and former CEO of Marquette Medical Systems, who will retire from the TomoTherapy board of directors effective January 31, 2008, to pursue philanthropic activities.
“We thank Michael for his counsel over the years as TomoTherapy evolved from a startup with superior technology into a successful public company. And we want to welcome John to our board,” said Fred Robertson, TomoTherapy’s CEO. “John has a proven financial and operational track record that he continues to build on today. His guidance as we expand our international presence will be invaluable.”
Greisch joined Baxter in 2002 as vice president of finance for Baxter’s Renal business. He then assumed the role of vice president of finance and strategy for Baxter’s BioScience business before being named president of that business. In 2004, Greisch was named corporate vice president and chief financial officer.
Prior to joining Baxter, Greisch was president and CEO of FleetPride Corporation and served in a variety of roles at The Interlake Corporation, including chief financial officer, treasurer and president of its European operations. Greisch received a bachelor’s degree in business administration from Miami University and a master’s degree in management from Northwestern University’s J.L. Kellogg Graduate School of Management.
Regarding his appointment, Greisch said: “It is very exciting for me to join the TomoTherapy board, and to have the opportunity to influence the direction of an organization that is actively advancing the field of radiation therapy. I look forward to being a part of the company’s continued, exciting growth for years to come.”
About TomoTherapy Incorporated
TomoTherapy Incorporated has developed, manufactures and sells the TomoTherapy® Hi ·Art® treatment system, an advanced radiation therapy system for the treatment of a wide variety of cancers. The Hi ·Art treatment system combines integrated CT imaging with conformal radiation therapy to deliver sophisticated radiation treatments with speed and precision while reducing radiation exposure to surrounding healthy tissue. The company is traded on the NASDAQ Global Select Market under the symbol TOMO. To learn more about TomoTherapy, please visit www.TomoTherapy.com.
©2008 TomoTherapy Incorporated. All rights reserved. TomoTherapy, the TomoTherapy logo and Hi ·Art are among trademarks, service marks or registered trademarks of TomoTherapy Incorporated.
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